Exhibit 99.1

Auxilium Pharmaceuticals, Inc. Announces

First Quarter 2011 Financial Results and Operational Highlights

Total Net Revenues of $58.4 Million, up 28% versus Q1 of 2010

Worldwide XIAFLEX® Net Revenues of $12.3 Million; Revenue and Net Loss Guidance updated

Worldwide Testim® Net Revenues of $46.1 Million, up 4% versus Q1 of 2010

MALVERN, PA, (May 9, 2011) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced financial results and operational highlights for the quarter ended March 31, 2011. For the first quarter of 2011, Auxilium reported net revenues of $58.4 million compared to net revenues of $45.5 million in the first quarter of 2010. The net loss for the first quarter of 2011 was $(11.8) million, or $(0.25) per share, compared to a net loss of $(8.6) million, or $(0.18) per share, reported for the first quarter of 2010.

“We are pleased with the steady progress we made in the first quarter of 2011. XIAFLEX showed double-digit growth compared to the fourth quarter of 2010, our European partner, Pfizer, received EMA approval for XIAPEX® for Dupuytren’s contracture and we signed an agreement with Asahi Kasei Pharma for development of XIAFLEX in Japan,” said Armando Anido, Chief Executive Officer and President of Auxilium. “We continue to be encouraged by the success stories that we receive from patients, physicians and payers on XIAFLEX use. Testim also continues to perform well with 9% U.S. prescription growth year over year in the first quarter.”

First Quarter and Recent Operational Highlights:

XIAFLEX:

•	Worldwide revenues for XIAFLEX were $12.3 million for the first quarter 2011, versus $1.3 million in 2010.

•

Net revenues of XIAFLEX in the U.S. were $10.5 million in the first quarter 2011. The Company has, as expected, revised its revenue recognition methodology to record sales of XIAFLEX when units are sold to its distributors, rather than when those distributors ship to physician offices. As a result, approximately $1.8 million in revenue previously deferred was recognized in the first quarter of 2011.

•

On March 22, Auxilium announced that it has granted Asahi Kasei Pharma exclusive rights to commercialize XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease in Japan. Asahi Kasei Pharma will be primarily responsible for the clinical development, regulatory and commercialization activities for XIAFLEX in Japan. The Company received a $15 million up-front payment from Asahi Kasei Pharma in the first quarter of 2011.

•

The Company exceeded the target enrollment for the double-blind placebo-controlled phase III program of XIAFLEX for the treatment of Peyronie’s disease. In excess of 800 patients have been enrolled in the two double-blind placebo-controlled phase III trials. Top-line data is expected in the second quarter of 2012.

Exhibit 99.1

•	Beginning January 1, a new XIAFLEX-specific J-code (J0775) was available for use in the U.S. to identify XIAFLEX for obtaining reimbursement from Medicare, Medicaid and commercial health plans.

•

On April 11, the Company announced that it will receive a $30 million regulatory milestone payment from its EU partner, Pfizer Inc. (Pfizer), following the first sale of XIAPEX in the United Kingdom. Auxilium is eligible to receive up to $30 million in additional regulatory milestone payments for this indication, which will be paid in $7.5 million increments, following Pfizer’s first sale of XIAPEX in each of the remaining major markets of the EU.

Testim:

•	Worldwide revenues for Testim were $46.1 million, up 4% over the first quarter of 2010.

•

According to IMS Health, Inc., a pharmaceutical market research firm (“IMS”), over 172,000 total prescriptions for Testim were dispensed in the first quarter of 2011, a growth of 9% over the first quarter of 2010.

•

Total Testim units reported by IMS on a prescription basis exceeded total Testim units sold to customers during the first quarter of 2011, as wholesalers reduced their days on hand of Testim inventory by approximately seven days. The Company has estimated this shortfall in sales during the quarter to be approximately $3.5 million in net revenues.

•	Total prescriptions within the gel segment of the testosterone replacement therapy market in the U.S. increased 13% versus the first quarter of 2010, according to IMS.

•	Testim ended the month of March with a 21.4% share of total prescriptions for testosterone gels in the U.S., compared to 22.2% at the end of March 2010, according to IMS.

Updated Guidance:

•

As a result of the $30 million in regulatory milestones received from Pfizer and the $15 million in milestones received from Asahi Kasei Pharma, the Company is increasing full year 2011 XIAFLEX contract and ex-U.S. revenues from the previously stated guidance of a range of $5 to $7 million to a range of $9 to $11 million.

•

The increase in XIAFLEX contract and ex-U.S. revenues changes full year 2011 net loss guidance from the previously stated guidance of a range of $(35) to $(45) million to a range of $(31) to $(41) million for the year.

Global Testim Revenues	$200 - 210 million

XIAFLEX:
U.S. Revenues	50 - 60 million
Ex U.S. / Def Rev	9 - 11 million

Total XIAFLEX	$59 - 71 million

Total Revenues	$259 -281 million

R & D Expense	$60 - 70 million

S G & A Expense	$170 - 180 million

Net Income (Loss)	$(31) - (41) million

Stock Base Comp Expense	$15 - 20 million

Exhibit 99.1

First Quarter 2011 Revenue Details

Auxilium reported the following unaudited net revenues (all amounts in millions of dollars):

	Quarter End 3/31/2011	Quarter End 3/31/2010	Increase (Decrease)
Testim U.S. Revenue	$45.5	$43.9	4%
Testim Ex – U.S. & Contract Revenue	0.6	0.3	88%

Total Testim Revenue	$46.1	$44.2	4%
XIAFLEX U.S. Revenue	$8.7	$0.2	5083%
XIAFLEX Revenue Recognition Change	1.8	0.0	n/a
XIAFLEX Contract Revenue	1.8	1.1	64%

Total XIAFLEX Revenue	$12.3	$1.3	732%

Total Worldwide Revenue	$58.4	$45.5	28%

Contract Revenues represent amortization of previously received upfront and milestone payments. XIAFLEX revenue recognition change reflects the one-time recognition of previously deferred revenue upon the Company changing its revenue recognition methodology to record sales of XIAFLEX when units are sold to its distributors rather than when those distributors ship to the physician’s office.

First Quarter 2011 Financial Details

The net loss for the first quarter of 2011 was $(11.8) million, or $(0.25) per share, compared to a net loss of $(8.6) million, or $(0.18) per share, reported for the first quarter of 2010. Net loss for the first quarter of 2011 includes total stock-based compensation expense of $4.3 million, compared to $3.8 million for the first quarter of 2010.

Gross margin on net revenues was 81% for the quarter ended March 31, 2011 compared to 79% for the comparable period in 2010. Gross margin reflects the costs of products sold, royalty obligations due to the Company’s licensors, and the amortization of the deferred costs associated with the Pfizer contract. The increase in the gross margin rate is due to the contribution of high margin XIAFLEX product sales, including a contribution from the impact of the change in revenue recognition, and year-over-year price increases of Testim in the U.S., partially offset by non recurring favorable Testim product cost adjustments recorded in 2010, and increased managed care rebates.

Investments in research and development for the quarter ended March 31, 2011 were $15.8 million, compared to $8.5 million for the comparable period in 2010. The increase results principally from the activities related to the phase III XIAFLEX clinical trials for Peyronie’s disease, costs incurred to address inspection comments received from European regulators concerning our manufacturing plant and the continued development of a larger scale XIAFLEX production process.

Selling, general and administrative costs for the quarter ended March 31, 2011 were $43.2 million, compared to $36.1 million in the comparable 2010 period. The increase was primarily due to the addition of the sales and reimbursement field force and infrastructure, and promotional and training activity in support of the launch of XIAFLEX for Dupuytren’s in the U.S.

As of March 31, 2011, Auxilium had $130.9 million in cash, cash equivalents and short-term investments, compared to $128.2 million at December 31, 2010.

Exhibit 99.1

Conference Call

Auxilium will hold a conference call today, May 9, 2011 at 10:00 a.m. ET, to discuss first quarter 2011 results and operational highlights. The presentation slides to be used during the call are now available on the “For Investors” section of the Company’s web site under the “Presentations” tab. A question and answer session will follow the presentation. The conference call and the presentation slides will be simultaneously web cast on the “For Investors” section of the Company’s web site under the “Events” tab. The conference call will be archived for future review until June 9, 2011.

Conference call details:
Date:	Monday, May 9, 2011
Time:	10:00 a.m. ET
Dial-in (U.S.):	866-314-4483
Dial-in (International):	617-213-8049
Web cast:	http://www.auxilium.com
Passcode:	AUXILIUM

To access an audio replay of the call:
Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	77302853

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a testosterone gel, for the topical treatment of hypogonadism in the U.S. Pfizer Inc. has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia and Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan. Ferring International Center S.A. markets Testim in the EU and Paladin Labs Inc. markets Testim in Canada. Auxilium has two projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the timing of the milestone payments from Pfizer; Pfizer’s ability to commercialize XIAPEX for Dupuytren’s contracture in EU and Eurasian markets; the timing or likelihood of additional launches of XIAPEX in other EU and Eurasian markets and our receipt of any applicable milestone payments from Pfizer; Asahi Kasei Pharma’s ability to develop, register for approval and commercialize XIAFLEX for Dupuytren’s contracture and Peyronie’s disease in Japan; the timing of reporting of results from the phase III trial for XIAFLEX for the treatment of Peyronie’s disease; the Company’s expected financial performance in 2011; products in development for Dupuytren’s contracture and Frozen Shoulder syndrome; and the potential for XIAFLEX to be used in multiple indications.

Exhibit 99.1

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to various risks and uncertainties.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2010, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

-Tables to Follow-

Exhibit 99.1

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Net revenues	$58,369	$45,480

Operating expenses*:
Cost of goods sold	11,252	9,451
Research and development	15,754	8,479
Selling, general and administrative	43,159	36,103

Total operating expenses	70,165	54,033

Loss from operations	(11,796)	(8,553)
Interest income (expense), net	(50)	(56)

Net loss	$(11,846)	$(8,609)

Basic and diluted net loss per common share	$(0.25)	$(0.18)

Weighted average common shares outstanding	47,765,284	47,131,289

*includes the following amounts of stock-based compensation expense:
Cost of goods sold	$13	$—
Research and development	803	553
Selling, general and administrative	3,528	3,237

AUXILIUM PHARMACEUTICALS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	March 31, 2011	December 31, 2010
Cash and cash equivalents	$130,867	$128,207
Total assets	252,341	243,904
Total stockholders’ equity	88,027	94,443